                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement            [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                  Commission Only (as permitted
[ ]  Definitive Additional Materials             by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Section 240.14a-12


                             MCM CAPITAL GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)     Title of each class of securities to which transaction applies:


2)     Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)     Proposed maximum aggregate value of transaction:

5)     Total fee paid:

[ ]    Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)     Amount previously paid:

2)     Form, Schedule or Registration Statement No.:

3)     Filing Party:

4)     Date Filed:

                             MCM CAPITAL GROUP, INC.
                                 5775 ROSCOE CT.
                           SAN DIEGO, CALIFORNIA 92123

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 14, 2000

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MCM Capital Group, Inc., a Delaware corporation (the "Company"), will be held at the offices of Squire, Sanders & Dempsey L.L.P., 350 Park Avenue, 15th Floor, New York, New York 10022, on December 14, 2000 at 10:00 a.m., local time, for the following purposes:

         1. to elect directors to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified;

         2. to amend the 1999 Equity Participation Plan so as to increase the number of shares subject to that plan from 250,000 to 1,300,000;

         3. to amend the 1999 Equity Participation Plan so as to increase the number of options to purchase Common Stock which may be granted to any given employee during any fiscal year from 125,000 to 500,000;

         4. to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2000; and

         5. to transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on October 24, 2000, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of Common Stock may be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. A copy of the Company's 1999 Annual Report, which contains audited financial statements, was mailed with this Notice and Proxy Statement to all stockholders of record on the Record Date. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder, for any purposes germane to the meeting, at the offices of the Company, at 5775 Roscoe Ct., San Diego, California 92123 during normal business hours commencing November 1, 2000.

         Management of the Company cordially invites you to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote for approval of such proposals.

                                       By Order of the Board of Directors

                                       /s/ Eric D. Kogan
                                       ----------------------------------------
                                       Eric D. Kogan,
                                       Chairman of the Board
San Diego, California
October 25, 2000

IMPORTANT: IT IS IMPORTANT THAT YOUR STOCKHOLDINGS BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOP WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
PROXY STATEMENT......................................................................    1

RECENT DEVELOPMENTS..................................................................    2

PROPOSAL 1 ..........................................................................    2

           ELECTION OF DIRECTORS.....................................................    2

           NOMINEES FOR ELECTION AS DIRECTORS........................................    3

PRINCIPAL STOCKHOLDERS...............................................................

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS...................................

EXECUTIVE COMPENSATION...............................................................    6

SUMMARY COMPENSATION TABLE...........................................................    6

OPTION/SAR GRANTS IN LAST YEAR.......................................................    8

AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND YEAR-END OPTION/SAR VALUES..........    9

EMPLOYMENT CONTRACTS AND RELATED MATTERS.............................................   12

COMPENSATION UNDER PLANS.............................................................

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.......................   13

STOCK PERFORMANCE GRAPH..............................................................   15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................................   17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE REQUIREMENTS.................   17

PROPOSAL NO. 2.......................................................................   17

           APPROVAL OF AMENDMENT TO MCM CAPITAL GROUP, INC. 1999
           EQUITY PARTICIPATION PLAN TO INCREASE SHARES UNDER THE PLAN...............   17

PROPOSAL NO. 3.......................................................................   20

           APPROVAL OF AMENDMENT TO MCM CAPITAL GROUP, INC. 1999 EQUITY
           PARTICIPATION PLAN TO INCREASE THE SHARES AVAILABLE TO BE
           GRANTED TO A GIVEN EMPLOYEE DURING ANY FISCAL YEAR........................   20

PROPOSAL NO. 4 ......................................................................   20

           RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.........................   20

STOCKHOLDER NOMINATIONS AND PROPOSALS................................................   21

                             MCM CAPITAL GROUP, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 14, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MCM Capital Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on December 14, 2000 at 10:00 a.m., New York time (the "2000 Annual Meeting"), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on October 24, 2000 (the "Record Date") will be entitled to notice of and to vote at the meeting. On the Record Date, the Company had outstanding 7,591,131 shares of Common Stock, par value $.01 per share ("Common Stock"). There are no other voting securities outstanding. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about October 30, 2000.

         Each stockholder is entitled to one vote per share for the election of directors, the amendments of the 1999 Equity Participation Plan, the ratification of auditors, and for all other matters that may be properly brought before the meeting. If the accompanying proxy is properly signed, dated, and returned, the shares represented thereby will be voted in accordance with any directions in the proxy. If a proxy does not specify how the shares represented thereby are to be voted in connection with the election of the director nominees or other proposals, the shares will be voted as recommended by the Board of Directors FOR the director nominees named herein, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. A stockholder may revoke the proxy at any time prior to the time it is voted by (i) giving written notice of such revocation addressed to the Secretary of the Company; (ii) by executing and duly delivering a subsequent proxy; or (iii) by attending the 2000 Annual Meeting and voting in person.

         The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the 2000 Annual Meeting. If a quorum is present, a plurality of the votes cast at the 2000 Annual Meeting is required for the election of directors. Approval of Proposal No. 2, the amendment of the 1999 Equity Participation Plan to increase the number of shares available under that plan from 250,000 to 1,300,000, Proposal No. 3, the amendment of the 1999 Equity Participation Plan to increase the number of options to purchase Common Stock which may be granted to any given employee during any fiscal year from 125,000 to 500,000, and Proposal No. 4, the ratification of auditors, each requires the affirmative vote of a majority of the aggregate number of shares present in person or by proxy at the 2000 Annual Meeting and entitled to vote on those matters. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. For purposes of the vote on Proposal No. 2, Proposal No. 3 and Proposal No. 4, abstentions and broker non-votes, however, will not be counted as votes cast or as votes entitled to be cast on the matter and will have no effect on the result of the vote with respect to these proposals, although they will count toward the presence of a quorum.

         In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company in person, by telegraph, telecopy, telephone, or other electronic means, including e-mail. The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to the beneficial owners of the outstanding Common Stock of the Company.

         As of the date of this Proxy Statement, the Company knows of no matters to be brought before the meeting other than those referred to in the accompanying Notice of Annual Meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                               RECENT DEVELOPMENTS

         In May 2000, Midland Acquisition Corporation, a subsidiary of the Company, acquired certain assets of West Capital Financial Services Corp. ("West Capital"), including three portfolios of charged-off consumer receivables, all of West Capital's fixed assets, and various contractual and other rights of West Capital, in exchange for 375,000 shares of Common Stock and the subsidiary's assumption of approximately $1.75 million of certain operating liabilities of West Capital. The Company guaranteed certain of the obligations of its subsidiary in connection with the transaction and the Company's subsidiary, Midland Credit Management, Inc. ("Midland Credit"), employed former employees of West Capital. The Company also acquired certain charged-off consumer receivables from a West Capital bankruptcy remote subsidiary trust in exchange for 25,000 shares of Common Stock and other consideration. In addition, Midland Credit was appointed successor servicer to West Capital for a securitized pool of charged-off consumer receivables owned by another bankruptcy remote subsidiary of West Capital.

         In conjunction with the West Capital transaction, the Company's Board of Directors elected Carl C. Gregory, III as President and Chief Executive Officer of the Company, effective May 23, 2000. Mr. Gregory joined West Capital as an independent director in the fall of 1996 and served as Chairman and Chief Executive Officer from February 1997 to July 1997 and from January 1998 through May 22, 2000. Mr. Gregory replaced Robert E. Koe, who resigned as Chief Executive Officer and Director of the Company on May 21, 2000. In addition, effective May 23, 2000, West Capital's Barry R. Barkley was elected Executive Vice President and Chief Financial Officer of the Company, and J. Brandon Black was elected Executive Vice President. Mr. Barkley was Senior Vice President and Chief Financial Officer for West Capital from March 1998 through May 22, 2000 and Mr. Black was Senior Vice President, Operations of West Capital from May 1998 through May 22, 2000. In addition, several other former senior officers of West Capital joined the Company and Midland Credit effective May 23, 2000 and continue to serve as officers of these companies.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Board of Directors (the "Board") proposes that each of the nominees described below be elected as a director of the Company to serve in such capacity until the 2001 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified or his resignation or removal, whichever first occurs. All of the director nominees are currently serving as directors of the Company.

         Each of the nominees has consented to serve a one-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

             INFORMATION CONCERNING DIRECTORS, NOMINEES AND OFFICERS

         The following sets forth information regarding the director nominees and the executive officers of the Company, including the name, age, position and the biographical data for at least the last five years of each such director and officer of the company.

                                DIRECTOR NOMINEES

         CARL C. GREGORY, III. Mr. Gregory, age 56, has served since May 23, 2000 as a director and as President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Gregory was Chairman, President and Chief Executive Officer of West Capital Financial Services, Corp. for the period beginning January, 1998. Prior to joining West Capital, Mr. Gregory was Managing Partner of American Western Partners, a private investment firm, from January 1996 through January 1997. From 1993 through 1995, Mr. Gregory was Chairman, President and Director of MIP Properties, Inc., a public real estate investment trust. Mr. Gregory also serves as a director of Apex Mortgage Capital and Pacific Gulf Properties. Mr. Gregory received his undergraduate degree in Accounting from Southern Methodist University and an M.B.A. from the University of Southern California.

         ERIC D. KOGAN. Mr. Kogan, age 37, has served since March 1998 as Executive Vice President, Corporate Development of Triarc Companies, Inc., a leading premium beverage company, restaurant franchisor and soft drink concentrates producer ("Triarc"), and as a manager and Executive Vice President
- Corporate Development of Triarc Consumer Products Group, LLC, a wholly-owned subsidiary of Triarc, since January 1999. Prior thereto, Mr. Kogan was Senior Vice President, Corporate Development of Triarc from March 1995 to March 1998 and Vice President Corporate Development from April 1993. Mr. Kogan received his undergraduate degree from the Wharton School of the University of Pennsylvania and an MBA from the University of Chicago. Mr. Kogan has served as Chairman of the Board of the Company since February 1998.

         PETER W. MAY. Mr. May, age 57, has served since April 1993 as director and President and Chief Operating Officer of Triarc. He has served as a director and Vice Chairman of Snapple Beverage Group, Inc. and manager and President and Chief Operating Officer of Triarc Consumer Products Group, LLC, both subsidiaries of Triarc, since April 1997 and January 1999, respectively. Prior to 1993, Mr. May was President and Chief Operating Officer of Triangle Industries, Inc. from 1983 until December 1988. Mr. May has also served as a director of Ascent Entertainment Group, Inc. from June 1999 to April 2000 and as a director of On-Command Corporation from February 2000 to April 2000. Mr. May holds BA and MBA degrees from the University of Chicago and is a Certified Public Accountant. Mr. May has served as a director of the Company since February 1998.

         JAMES D. PACKER. Mr. Packer, age 33, has served since 1998 as the Managing Director of Consolidated Press Holding Limited ("CPH"), the private holding company of the Packer family of Australia. In May 1998, Mr. Packer became Executive Chairman of Publishing and Broadcasting Limited, having previously served as its Chief Executive Officer since 1996. Prior to that time, Mr. Packer held numerous positions at affiliates of CPH and Publishing and Broadcasting Limited. Mr. Packer is also a director of Consolidated Press International Limited, the Huntsman Petrochemical Corporation and numerous other companies. Mr. Packer holds a Higher School certificate from Cranbrook. Mr. Packer has served as a director of the Company since May 1998.

         NELSON PELTZ. Mr. Peltz, age 58, has served since April 1993 as a director and Chairman and Chief Executive Officer of Triarc. He has served as a director and Chairman of Snapple Beverage Group, Inc. and manager and Chairman and Chief Executive Officer of Triarc Consumer Products Group, LLC, both subsidiaries of Triarc, since April 1997 and January 1999, respectively. Prior to 1993, Mr. Peltz was Chairman and Chief Executive Officer of Triangle Industries, Inc. from 1983 until December 1988. Mr. Peltz attended the University of Pennsylvania, Wharton School. Mr. Peltz has served as a director of the Company since February 1998.

         ROBERT M. WHYTE. Mr. Whyte, age 56, has served since 1986 as an investment banker with Audant Investment Pty. Limited, most recently in the capacity of Executive Chairman. Since 1997, Mr.

Whyte has been a director of Publishing and Broadcasting Limited, and also serves on the Board of Directors of various other companies. From 1992 to 1997, Mr. Whyte held non-executive directorships of Advance Bank Australia Limited and The Ten Group Limited. Mr. Whyte holds a Bachelor's degree from the University of Sydney. Mr. Whyte has served as a director of the Company since February 1998.

         VOTE REQUIRED. The directors receiving a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be approved. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                       FOR EACH OF THE DIRECTOR NOMINEES

                               EXECUTIVE OFFICERS

         In addition to Carl C. Gregory, III, who is serving as the President and Chief Executive Officer of the Company and whose biography is set forth above, the following is a list of the other executive officers of the Company.

         BARRY R. BARKLEY. Mr. Barkley, age 57, joined the Company in May 2000 and serves as Executive Vice President and Chief Financial Officer. From March 1998 until joining the Company, Mr. Barkley was the Chief Financial Officer of West Capital Financial Services Corporation. Mr. Barkley received a bachelor's degree from Purdue University in 1961 and received his M.B.A. from Indiana University in 1968. From August 1990 to September 1995, Mr. Barkley was with Banc One Corporation, first as Chief Financial Officer and member of the Board of Directors of Bank One, Texas, N.A. and from January 1994, serving as Executive Director, Corporate ReEngineering. In October 1995, Mr. Barkley joined Great Western Financial Corporation as the Corporate Controller reporting to the Vice Chairman. Mr. Barkley is currently on sabbatical from the company, and Ms. Biskis is serving as Acting Chief Financial Officer in his absence.

         J. BRANDON BLACK. Mr. Black, age 32, joined the Company in May 2000 and serves as Executive Vice President, Operations. From March 1998 until joining the Company, Mr. Black was the Senior Vice President of Operations for West Capital Financial Services Corporation. Prior to joining West Capital, Mr. Black worked for First Data Resources during the period of September 1997 through April 1998 and for Capital One Financial corporation from June 1989 until August 1997. Mr. Black received a bachelor's degree from William and Mary in 1989 and a Masters of Business Administration from the University of Richmond in 1996.

         GREGORY G. MEREDITH. Mr. Meredith, age 39, is Senior Vice President and General Counsel. Mr. Meredith was named Senior Vice President in November 1998. He joined the Company in 1995 as Vice President and General Counsel. Prior to joining the Company, Mr. Meredith was in private general practice with the law firm of Reynolds, Forker, Berkeley, Suter, Rose and Dower in Hutchinson, Kansas from September 1993 through early 1995, and from 1988 to September 1993, with another firm. Mr. Meredith graduated from Pittsburg State University in 1983 and received his Juris Doctorate Degree with Honors from Washburn University in 1986.

         JOHN TREIMAN. Mr. Treiman, age 39, joined the Company in May 2000 and serves as Senior Vice President and Chief Information Officer. From August 1998 until joining the Company, Mr. Treiman was a Vice President and the Chief Information Officer for West Capital Financial Services Corporation. From January 1996 through July 1998 Mr. Treiman served as Vice President and Chief Information Officer for Frederick's of Hollywood. Additionally, Mr. Treiman served as Vice President and Chief Information Officer for The Welk Group and spent several years in consulting with KPMG Peat Marwick. Mr. Treiman received a bachelor's degree from UCLA in 1983 and received his M.B.A. from the University of Southern California in 1986.

         JEROME MILLER. Mr. Miller, age 50, joined the Company in May 2000 and serves as Senior Vice President of Human Resources. From May 1998 until joining the Company, Mr. Miller was the Vice President of Human Resources for West Capital Financial Services Corporation. From December 1994 to May 1998, Mr. Miller was Director, Employment & Employee Relations for SunAmerica, Inc., a Fortune 500 financial services company. Mr. Miller received a bachelor's degree from the University of Scranton in 1971.

         LYNETTE BISKIS. Ms. Biskis, age 40, joined the Company in May 2000 and serves as Vice President and Assistant Chief Financial Officer. She is currently also serving as Acting Chief Financial Officer during Mr. Barkley's sabbatical. From February 1999 until May 2000, Ms. Biskis was with RHI Management Resources as a financial consultant to West Capital Financial Services Corp. Ms. Biskis also served as a Director of Lease Administration for Pyxis Corporation from December 1996 to November 1998. From November 1993 until December 1996, Ms. Basis worked for BA Credit Corporation under several capacities including Vice President, Manager of Contract Administration, Manager of Lease Syndication, Program Director and Credit Risk Officer. Ms. Biskis received an MBA from University of Rochester in 1987 and a bachelor's degree from University of Michigan in 1982.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Board met in person or acted by written consent nine (9) times during the year ended December 31, 1999. The Board maintains a standing Audit Committee, Nominating Committee and Compensation Committee.

         The Audit Committee is responsible for recommending to the full Board the appointment of the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and system of internal accounting controls. The Audit Committee met in person or acted by written consent two (2) times during 1999 and consisted of Messrs. Kogan and Whyte.

         The Nominating Committee is responsible for evaluating all proposed candidates for the Board, recommending nominees to fill vacancies to the full Board and recommending to the full Board, prior to the Annual Meeting of Stockholders, a slate of nominees for election to the Board by the stockholders of the Company at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders if such recommendations are submitted in writing, 90 to 120 days prior to the next Annual Meeting of Stockholders and includes (a) the name and address of the stockholder making the nomination; (b) the name and address of the person nominated to serve as Director; (c) a representation that the stockholder is a holder of record of Common Stock of the Company and intends to vote in person or by proxy in favor of the nominee; (d) a description of arrangements or understandings between the nominee and the stockholders; and (e) the consent of the nominee to serve as Director; and (f) such other information regarding each nominee as would have to be included in a proxy statement pursuant to the proxy rules of the Securities and Exchange Commission in the event the nominee is nominated. Such recommendations should be addressed to the Secretary of the Company and to the Nominating Committee at 5775 Roscoe Ct., San Diego, California 92123. The Nominating Committee met in person or acted by written consent one (1) time during 1999 and consisted of Messrs. Peltz and Packer.

         The Compensation Committee acts on matters relating to the compensation of directors, senior management, and key employees, including the granting of stock options. The Compensation Committee met in person or acted by written consent three (3) times during 1999, and consisted of Messrs. Kogan and May.

         During 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served.

                              DIRECTOR COMPENSATION

         Directors currently receive no annual retainer fees or fees for attendance at Board or committee meetings. Directors are, however, reimbursed for their out-of-pocket expenses incurred in attending Board or committee meetings. The Company has also entered into Indemnification Agreements with each of its directors under which it has agreed to indemnify them to the fullest extent authorized by law against certain expenses and losses arising out of certain claims related to the fact that such person is or was a director of the Company or served the Company in certain other capacities.

                             EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, respectively, the compensation awarded to or paid by the Company and its subsidiaries to each person who served as the Company's Chief Executive Officer during 1999, its other four most highly compensated executive officers at December 31, 1999 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                       ----------------------
                                              ANNUAL COMPENSATION                   AWARDS                PAY-OUTS
                                              -------------------                   ------                --------
                                                                  OTHER                   SECURITIES                  ALL
                                                                 ANNUAL      RESTRICTED     UNDER-                    OTHER
                                                                 COMPEN-       STOCK        LYING          LTIP       COMPEN-
  NAME AND PRINCIPAL                    SALARY       BONUS        SATION      AWARD(S)      OPTIONS/       PAYOUTS    SATION
  POSITION                   YEAR        ($)          ($)           ($)         ($)         SARS            ($)       ($) (1)
  --------                   ----       ------       ------      --------    ----------    -------         -------    -------
Robert E. Koe, former        1999       99,517       75,000            0            0      100,000            0       41,108(2)
Director, former             1998            0            0            0            0            0            0            0
Chief Executive              1997            0            0            0            0            0            0            0
Officer(3)

Frank Chandler,              1999      220,833       65,000            0            0            0            0        2,560
Vice Chairman of the         1998      190,417       25,000            0            0            0            0        2,555
Board and former             1997      120,000       15,000            0            0            0            0        2,550
President and Chief
Executive Officer(3)

R. Brooks Sherman, Jr.,      1999       57,692            0            0            0       50,000            0       88,064(2)
Executive Vice               1998            0            0            0            0            0            0            0
President and  Chief         1997            0            0            0            0            0            0            0
Financial Officer (3)

                                                                                       LONG-TERM COMPENSATION
                                                                                       ----------------------
                                              ANNUAL COMPENSATION                   AWARDS                PAY-OUTS
                                              -------------------                   ------                --------
                                                                  OTHER                   SECURITIES                  ALL
                                                                 ANNUAL      RESTRICTED     UNDER-                    OTHER
                                                                 COMPEN-       STOCK        LYING          LTIP       COMPEN-
  NAME AND PRINCIPAL                    SALARY       BONUS        SATION      AWARD(S)      OPTIONS/       PAYOUTS    SATION
  POSITION                   YEAR        ($)          ($)           ($)         ($)         SARS            ($)       ($) (1)
  --------                   ----       ------       ------      --------    ----------    -------         -------    -------
Bradley E. Hochstein,        1999      131,186            0            0            0            0            0        6,658(2)
former Senior Vice           1998      116,458       20,000            0            0            0            0          346
President, Recovery (4)      1997       75,000       10,000            0            0            0            0          325



Gary D. Patton,              1999      118,803            0            0            0            0            0        6,526(2)
former Senior Vice           1998       84,167       10,000            0            0            0            0          489
President,                   1997       70,000       10,000            0            0            0            0          450
Information Systems (5)


Ronald W. Bretches,          1999      118,333            0            0            0            0            0          702
former Vice President        1998       64,167       10,000            0            0            0            0           30
and Controller (6)           1997            0            0            0            0            0            0            0



  -----------------------

(1) Includes 401(k) plan matching contributions and term life insurance premiums paid by the Company in the following amounts for each of the following Named Executive Officers: (i) in 1999, Robert E. Koe, life insurance ($14); R. Brooks Sherman, Jr., life insurance ($14); Frank Chandler, 401(k) ($2,500), life insurance ($60); Bradley E. Hochstein, 401(k) ($365), life insurance ($93); Gary
D. Patton, 401(k) ($533), life insurance ($35); and Ronald W. Bretches, 401(k) ($642), life insurance ($60) (ii) in 1998, Frank Chandler, 401(k) ($2,500), life insurance ($55); Bradley E. Hochstein, 401(k) ($291), life insurance ($55); Gary
D. Patton, 401(k) ($454), life insurance ($35); and Ronald W. Bretches, life insurance ($30) and (iii) in 1997, Frank Chandler, 401(k) ($2,500), life insurance ($50); Gary D. Patton, 401(k) ($420), life insurance ($30); Brad Hochstein, 401(k) ($240), life insurance ($85).

(2) Includes expenses paid or reimbursed by the Company for relocation to Phoenix in the following amounts for each of the following Named Executive
Officers: Robert E. Koe ($41,094); R. Brooks Sherman, Jr. ($88,050); Bradley E. Hochstein ($6,200); and Gary D. Patton ($5,958).

(3) Mr. Koe became the President and Chief Executive Officer of the Company on July 22, 1999. Mr. Koe succeeded Mr. Frank Chandler as President and Chief Executive Officer. Mr. Koe resigned effective May 21, 2000 and Mr. Carl C. Gregory, III became the President and Chief Executive Officer of the Company effective May 21, 2000. All of the options granted to Mr. Koe in 1999 terminated upon his resignation. Mr. Sherman resigned his position as Chief Financial Officer effective May 23, 2000, and Mr. Barry Barkley became the Chief Financial Officer and Executive Vice President. Mr. Sherman is resigning from all remaining positions held as an officer or employee of the Company or its subsidiaries effective October 31, 2000. Of the options granted to Mr. Sherman, 16,667 have vested, however all unexercised options will terminate upon the effectiveness of his resignation.

(4) Mr. Hochstein resigned his position as Senior Vice President, Recovery effective September 15, 2000.

(5) Mr. Patton resigned his position as Senior Vice President, Information Systems effective November 15, 1999 but remained as a Consultant to the Company through April 30, 2000

(6) Mr. Bretches position as Vice President and Controller was terminated by the Company effective June 14, 2000.

                         OPTION/SAR GRANTS IN LAST YEAR

         The following table sets forth information concerning grants of stock options to the Named Executive Officers of the Company during the year ended December 31, 1999:

                                                     INDIVIDUAL GRANTS
                                ------------------------------------------------------------
                                                  PERCENT OF                                        POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF            TOTAL                                            ASSUMED ANNUAL RATE OF STOCK
                                SECURITIES        OPTIONS/SARS                                        APPRECIATION FOR OPTION TERM
                                UNDERLYING         GRANTED TO       EXERCISE
                               OPTIONS/SARS        EMPLOYEES IN      PRICE         EXPIRATION
NAME                             GRANTED           FISCAL YEAR      (PER SHARE)      DATE               5%                10%
----                           ------------        -----------      -----------    ----------        ----------        -----------
Robert E. Koe(1)                  100,000              57.0%        $  7.875        07/21/09         $  495,255         $1,255,072

R. Brooks Sherman, Jr.(2)          25,000              14.3%        $  8.125         7/20/09         $  127,744         $  323,729
                                   25,000              14.3%        $ 10.000         7/14/09         $  157,224         $  398,436

Frank I. Chandler                       0                --               --              --                 --                 --

Bradley E. Hochstein (3)                0                --               --              --                 --                 --

Gary D. Patton (4)                      0                --               --              --                 --                 --

Ronald W. Bretches (5)                  0                --               --              --                 --                 --


--------------------------

(1) Mr. Koe received his individual grant on July 19, 1999. Mr. Koe resigned on May 21, 2000. All of the options listed above terminated at that time.

(2) Mr. Sherman received his individual grant on June 9, 1999. Mr. Sherman is resigning from all positions held as an officer or employee of the Company or its subsidiaries effective October 31, 2000. Approximately 16,667 of his options have vested, however all unexercised options will terminate upon the effectiveness of his resignation.

(3) Mr. Hochstein resigned his position as Senior Vice President, Recovery effective September 15, 2000.

(4) Mr. Patton resigned his position as Senior Vice President, Information Systems effective November 15, 1999 but remained on as a Consultant to the Company through April 30, 2000.

(5) Mr. Bretches position as Vice President and Controller was terminated by the Company effective June 14, 2000.

   AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND YEAR-END OPTION/SAR VALUES

           The following table sets forth information concerning option exercises by the Named Executive Officers of the Company during the year ended December 31, 1999 and the value of such officers' unexercised options at December 31, 1999. There were no outstanding SARs as of December 31, 1999.

                                                                      NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                    SHARES                          UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/
                                   ACQUIRED                             OPTIONS/SARS AT               SARS AT FISCAL YEAR-END ($)
                                      ON           VALUE                FISCAL YEAR-END
     NAME                          EXERCISE      REALIZED ($)     EXERCISABLE     UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
     ----                          --------      ------------     -----------     -------------       -----------    -------------
Robert E. Koe (1)                       0               0               0         100,000               0               0

R. Brooks Sherman, Jr.(2)               0               0               0          50,000               0               0

Frank I. Chandler                       0               0               0               0               0               0

Bradley E. Hochstein                    0               0               0               0               0               0

Gary D. Patton                          0               0               0               0               0               0

Ronald W. Bretches (3)                  0               0          32,941          65,882               0               0

---------------

(1) Mr. Koe received his individual grant on July 19, 1999. Mr. Koe resigned on May 21, 2000. All of the options listed above terminated at that time.

(2) Mr. Sherman received his individual grant on June 9, 1999. Mr. Sherman is resigning from all positions held as an officer or employee of the Company or its subsidiaries effective October 31, 2000. Approximately 16,667 of his options have vested, however all unexercised options will terminate upon the effectiveness of his resignation.

(3) Mr. Bretches received his individual grant on May 18, 1998. All of the options listed above have terminated.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of September 30, 2000 by:
(i) each director of the Company, (ii) the Named Executive Officers, (iii) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, and (iv) all executive officers and directors as a group.

         Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by them respectively, and the address of each of the listed stockholders is 5775 Roscoe Ct., San Diego, California 92123. The percentages in the table are based upon 7,591,131 shares of the Company's Common Stock outstanding as of September 30, 2000.

                                                                   NUMBER OF
                                                                    SHARES OF         PERCENTAGE OF
                                                                  COMMON STOCK         COMMON  STOCK
                                                                  BENEFICIALLY         BENEFICIALLY
  NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNED(1)              OWNED
  ------------------------------------                           --------------       --------------
Consolidated Press International Holdings Limited(2)              2,049,396                 27.0%
54-58 Park Street, Sydney
NSW 2001, Australia

Triarc Companies, Inc.(3)                                           703,787                  9.3%
280 Park Avenue
New York, NY 10017

Neale M. Albert(4)                                                  871,964                 11.5%
c/o Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019

ING (U.S.) Capital LLC (5)                                          428,571                  5.6%
55 East 52nd Street
New York, New York 10015

West Capital Financial Services Corp. (6)                           400,000                  5.3%
5775 Roscoe Court
San Diego, California 92123

Robert E. Koe                                                                                  *

Ronald W. Bretches                                                                             *

Gary D. Patton                                                                                 *

Bradley E. Hochstein                                                                           *

R. Brooks Sherman, Jr.                                               16,667                    *

Frank I. Chandler                                                 1,000,579                 13.2%

Eric D. Kogan                                                        98,823                  1.3%

Peter W. May (7)                                                    994,441                 13.1%

James D. Packer                                                                                *

Nelson Peltz (8)                                                  1,285,097                 16.9%

Robert M. Whyte                                                      80,000                  1.1%

All executive officers and directors as a group                   2,845,937                 37.5%
   (11 Persons) (9)

--------------

*          Less than one percent.

(1) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of the listed individual (or group member) or one or more members of his immediate family with respect to which the listed individual (or group member) has or shares voting or investment powers; subject to stock options that were exercisable on September 30, 2000 or within 60 days thereafter, or in which the listed individual (or group member) otherwise has a beneficial interest.

(2) Pursuant to a Schedule 13D, filed February 22, 2000, by Consolidated Press International Holdings Limited ("CPIHL") and its subsidiary C.P. International Investments Limited ("CPII"), CPII is the direct beneficial owner of these shares and CPIHL is the indirect beneficial owner of these shares and each such company has shared voting and dispositive power with respect to all of the shares. The shares reported include 345,879 shares owned by CPII as nominee of Peter Stewart Nigel Frazer. Mr. Frazer granted voting and investment power over his shares to CPII to be exercised in the same manner and to the same proportionate extent as applies to shares owned by CPII. Kerry F.B. Packer and his family directly or indirectly beneficially own CPIHL. Mr. James D. Packer, a director of the Company, is the son of Mr. Kerry F.B. Packer. Mr. James D. Packer has no voting or investment power over the shares. Mr. Frazer is the father-in-law of Mr. Robert M. Whyte, a director of the Company. Mr. Whyte does not have voting or investment power over the shares.

(3) Pursuant to a Schedule 13G filed on February 14, 2000 (the "Madison West 13G") by Madison West Associates Corp. ("Madison"), Triarc Companies, Inc. ("Triarc"), Nelson Peltz, Peter May, Neale M. Albert, and DWG Acquisition Group, L.P. ("DWG"), Triarc holds warrants to purchase up to 100,000 shares of the Company's Common Stock and has sole voting and investment power over the shares to be issued upon the exercise of the warrants. In addition, Madison, a wholly-owned subsidiary of Triarc, is the direct beneficial owner, and Triarc is the indirect beneficial owner of 603,787 shares of the Company's Common Stock, and each such company has shared voting and investment power over the shares. As the direct beneficial owner of approximately 30.2% of the outstanding voting common stock of Triarc, DWG shares voting and dispositive power over the 703,787 shares of the Company's Common Stock beneficially owned by Triarc. DWG disclaims beneficial ownership of such shares beneficially owned by Triarc.

(4) Pursuant to the Madison West 13G, Mr. Albert, as a co-trustee of each of the Nelson Peltz Children's Trust, the Jonathan P. May 1998 Trust and the Leslie A. May 1998 Trust, shares voting and dispositive power over the 581,310 shares of Common Stock directly owned by the Nelson Peltz Children's Trust, the 145,327 shares directly owned by the Jonathan P. May 1998 Trust and the 145,327 shares directly owned by the Leslie A. May 1998 Trust. Mr. Albert disclaims beneficial ownership of such shares. See footnotes (5) and (6) below.

(5) On January 13, 2000, the Company closed a financing transaction with ING (U.S.) Capital LLC, in which MCM issued $10 million of its senior unsecured notes to ING. In connection with issuance of the notes the Company issued a warrant to ING to acquire up to 428,571 shares of the Company's common stock (subject to adjustment) at a price of $0.01 per share. This warrant was not initially exercisable until April 12, 2000. From April 12, 2000 to October 9, 2000, the warrant was exercisable for up to 50,000. Beginning on October 10, 2000 through January 12, 2005, warrant is exercisable for 100,000 shares of common stock.

(6) On May 22, 2000, the Company issued 375,000 shares of Common Stock to West Capital Financial Services Corp., a California corporation ("West Capital") as consideration for the acquisition of certain of the operating assets of West Capital. In a separate but related transaction, the Company issued 25,0000 shares of Common Stock to WCFSC Consumer Receivables Recovery Trust 1995-1 (the "Trust"), a trust formed by WCFSC Special Purpose Corporation, a California corporation and wholly owned subsidiary of West Capital ("WCFSC SPC") as consideration for a securitized portfolio of charged-off consumer receivables. The address provided is the last known address of West Capital known by the Company.

(7) Pursuant to the Madison West 13G, Mr. May is a co-trustee of the Jonathan P. May 1998 Trust and the Leslie A. May 1998 Trust, and in such capacity shares voting and dispositive power over 145,327 shares of Common Stock directly owned by the Jonathan P. May 1998 Trust and 145,327 shares directly owned by the Leslie A. May 1998 Trust. In addition, as the indirect beneficial owner of approximately 33.5% of the outstanding voting common stock of Triarc, Mr. May shares voting and dispositive power over the 703,787 shares of Common Stock beneficially owned by Triarc. Mr. May disclaims beneficial ownership of such shares. See footnote (3) above.

(8) Pursuant to the Madison West 13G, Mr. Peltz is a co-trustee of the Nelson Peltz Children's Trust and shares voting and dispositive power over the 581,310 shares of Common Stock directly owned by the trust. In addition, as the indirect beneficial owner of approximately 34.9% of the outstanding voting common stock of Triarc, Mr. Peltz shares voting and dispositive power over the 703,787 shares of Common Stock beneficially owned by Triarc. Mr. Peltz disclaims beneficial ownership of such shares. See footnote (3) above.

(9) Excludes 703,787 shares of Common Stock held by Triarc.

                    EMPLOYMENT CONTRACTS AND RELATED MATTERS

         On July 19, 1999, the Company hired Robert E. Koe as its President and Chief Executive Officer. Mr. Koe worked under an employment agreement that was to expire July 19, 2002. Under the agreement, Mr. Koe was entitled to a base salary of $225,000 per year. Mr. Koe was also eligible for annual incentive cash bonuses based on the Company's and Mr. Koe's performance assessed each year relative to objectives agreed to in advance between Mr. Koe and the Board. The agreement contained confidentiality and noncompete covenants. In connection with his employment, Mr. Koe was granted options to purchase 100,000 shares of Common Stock at an exercise price of $7.875 per share. Mr. Koe resigned effective May 21, 2000, and will receive a severance package of one year's salary payable bi-weekly commencing in June of 2000 and a prorated bonus for 2000 equal to 5/12ths of his annual salary payable at such time as active senior executives receive their annual bonuses. Mr. Koe's options terminated upon his resignation.

         On October 4, 1999, the Company hired John F. Craven as its Executive Vice President and Chief Operating Officer. Mr. Craven worked under an employment agreement that was to expire October 4, 2000. Under the agreement, Mr. Craven was entitled to a base salary of $150,000 per year. Mr. Craven was also eligible for annual incentive cash bonuses based on the Company's and Mr. Craven's performance assessed each year relative to objectives agreed to in advance between Mr. Craven and the Board. The agreement contained confidentiality and noncompete covenants. In connection with his employment, Mr. Craven was granted options to purchase 25,000 shares of Common Stock at an exercise price of $4.125 per share. Mr. Craven resigned effective June 28, 2000, and has received a severance package of one year's salary payable bi-weekly which commenced in July of 2000. No bonus for the year 2000 was paid. Mr. Craven's options terminated upon his resignation.

         On June 9, 1999, the Company hired R. Brooks Sherman, Jr. as its Executive Vice President and Chief Financial Officer. Mr. Sherman works under an employment agreement that expires June 9, 2001. The term of the agreement will be automatically extended for additional one-year terms unless otherwise terminated by the Company or Mr. Sherman. Under the agreement, Mr. Sherman is entitled to a base salary of $125,000 per year and a $25,000 starting bonus. Mr. Sherman is also eligible for annual incentive cash bonuses based on the Company's and Mr. Sherman's performance assessed each year relative to objectives agreed to in advance between Mr. Sherman and the Board. The agreement contains confidentiality and noncompete covenants. If Mr. Sherman's employment is terminated for any reason other than for cause or in the event of his death, disability or resignation, or if the Company gives notice that it does not wish to extend the term of Mr. Sherman's employment agreement for any additional period, he would receive a severance package that would include 18 months' salary and a pro rata portion of his annual bonus. Mr. Sherman would receive the same payments if, within 12 months following a change in control of the Company (as defined in his employment agreement), there is a material alteration of Mr. Sherman's duties, authority, title or compensation or he is relocated outside of Phoenix, Arizona without his consent. In connection with his employment, Mr. Sherman was granted options to purchase up to 50,000 shares of Common Stock at an exercise price of $10.00 per share for the first 25,000 shares and $8.125 per share for the remaining 25,000 shares. Mr. Sherman has submitted his resignation effective October 31, 2000, and will receive a severance package of 18 month's salary payable bi-weekly commencing in November of 2000 and a prorated bonus for 2000 equal to 10/12ths of one-half of his annual salary payable at such time as active senior executives receive their annual bonuses. Of the 50,000 options granted to Mr. Sherman during his employment, approximately 16,667 options will vest prior to his resignation. However all unexercised options will terminate upon the effectiveness of his resignation.

         Ronald W. Bretches, the Company's former Vice President and Controller, worked under an employment agreement that expired May 18, 2000. Under the agreement, Mr. Bretches was entitled to a base salary of $120,000 per year. Mr. Bretches was also eligible for an annual cash incentive bonus based on the Company and Mr. Bretches' performance assessed each year relative to objectives agreed to in advance between Mr. Bretches and the Board. The agreement contained confidentiality and noncompete covenants. On June 14, 2000 the Company terminated Mr. Bretches' at-will employment. In connection with his employment, Mr. Bretches was granted options to purchase up to 98,823 shares of Common Stock at an exercise price of $3.04 per share. All unexercised vested options expired 90 days following the date of his termination.

         Gary D. Patton, the Company's former Senior Vice President, Information Systems, worked under an employment agreement that expired February 13, 2000. Under the agreement, Mr. Patton was entitled to a base salary of $115,000 per year. Mr. Patton was also eligible for an incentive bonus based on an annual cash incentive program. The agreement contained confidentiality and noncompete covenants. Mr. Patton resigned as of November 15, 1999 and under an agreement dated November 4, 1999, Mr. Patton continued to act as a consultant to the Company through April 30, 2000 at the same base salary he would otherwise have been entitled to under his employment agreement.

         Bradley E. Hochstein, the Company's former Senior Vice President, Recovery, worked under an employment agreement that expired on February 13, 2000. Under the agreement, Mr. Hochstein was entitled to a base salary of $130,000 per year. Mr. Hochstein was also eligible for an incentive bonus based on the Company's annual cash incentive program. The agreement contained confidentiality and noncompete covenants. Mr. Hochstein resigned from his employment with the Company on September 15, 2000.

         Frank Chandler, the Company's Vice Chairman, works under an employment agreement that expires on February 13, 2001. Mr. Chandler is entitled to a base salary of $200,000 per year, subject to increase if specific operating revenue targets are met. Mr. Chandler is eligible for an annual cash incentive bonus based on the Company's annual cash incentive program. The agreement provides that Mr. Chandler is entitled to the continued use of a company automobile and certain other benefits. The agreement also contains confidentiality and noncompete covenants. If the Company were to terminate Mr. Chandler's employment without cause, he would be entitled to receive a severance package that would include one year's salary and a pro rata portion of his annual bonus.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Compensation Committee of the Board. The members of the Compensation Committee are not employees of the Company. The Compensation Committee determines the compensation of the Company's executive officers and administers the Company's stock option plans.

EXECUTIVE COMPENSATION POLICIES

         Overview. Incentive compensation arrangements are the cornerstone of the Compensation Committee's executive compensation policies. These incentive compensation arrangements reward those executive officers who achieve individual and Company objectives that increase stockholder value.

         The Company's executive compensation package consists of three components: base salary and related benefits; annual cash bonus incentives; and stock-based compensation incentives. The Compensation Committee reviews each of these components and develops an incentive compensation package for each of the Company's executive officers based, in part, upon the recommendations of senior management and, in part, upon the Compensation Committee's assessment of each executive officer's contribution to the Company. In addition, from time to time, the Compensation Committee reviews competitive information. The Compensation Committee strives to develop individual compensation packages for the Company's executive officers that will encourage superior individual and Company-wide performance, serve to retain those executive officers that perform well, and lead to increased stockholder value. Each component of the Company's executive compensation package is discussed below.

         Base Salary and Benefits. The first component of the Company's executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on his or her responsibilities and experience. The Compensation Committee reviews each executive officer's base salary and benefits from time to time.

         Annual Incentive Bonus. The second component of the Company's executive compensation package is an annual incentive bonus. Officer bonuses under the Company's annual cash incentive plan are computed using a sliding scale based upon the Company achieving targeted operating measures as defined under the plan. For example, if the Company had achieved 100% of its targeted operating measures during the 1999 fiscal year, bonuses of approximately $600,000 would have been paid; with the maximum aggregate bonus payout being approximately $1.2 million. Bonuses totaling $115,000 are to be paid under the annual cash incentive plan in 1999 and not later than March 31, 2001. In addition, when appropriate the Company may pay discretionary bonuses to certain executives.

         Stock-Based Compensation Incentives. The third component of the Company's executive compensation package is stock-based compensation incentives, traditionally stock options. This compensation component is an important incentive tool designed to more closely align the interests of the executive officers of the Company with the long-term interests of the Company's stockholders and to encourage its executive officers to remain with the Company.

         The Compensation Committee considers grants of options to the Company's executive officers and key employees on an annual basis. In selecting recipients and the size of option grants during 1999, the Compensation Committee considered the other components of the recipients' compensation packages, the recipients' responsibilities and performance, the Company's performance during the preceding fiscal year, and prior option grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         In 1999, Robert E. Koe, the Company's Chief Executive Officer from July 22, 1999 to May 21, 2000, was compensated pursuant to an employment agreement. Under the agreement, Mr. Koe was entitled to a base salary of $225,000 per year. The Compensation Committee determined Mr. Koe's salary through negotiations with Mr. Koe. Mr. Koe received an incentive bonus of $75,000 for 1999 based on the terms of Mr. Koe's employment agreement.

         Consistent with the Compensation Committee's determination to provide incentives to maximize stockholder value, the Compensation Committee approved the option grants to Mr. Koe described in "Options/SAR Grants In Last Year" Table.

         In 1999, Frank Chandler, the Company's Chief Executive Officer through July 21, 1999, was compensated pursuant to an employment agreement. Under the agreement, Mr. Chandler was entitled to a base salary of $200,000 per year, subject to increases for meeting agreed upon targets. For 1999, Mr. Chandler's salary was determined by the employment agreement, which was negotiated between the Company and Mr. Chandler. Mr. Chandler did not receive an incentive bonus for 1999.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly held corporation for compensation paid to any "covered employee" in any taxable year. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest paid employees of the corporation. Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly held corporation without regard to amount; provided that, among other requirements, such compensation is approved by stockholders.

         It is the general policy of the Company to make a reasonable effort to satisfy the requirements of Section 162(m) in order to secure the maximum possible deductions. At the same time, the Company recognizes that it must appropriately compensate its key executives in order to enhance stockholder value. On occasion, certain considerations may necessitate the implementation of a compensation program pursuant to which some or all of the compensation paid will not be deductible.

                                                   COMPENSATION COMMITTEE

                                                   ERIC D. KOGAN*
                                                   PETER W. MAY*

*See section entitled "Certain Relationships and Related Transactions."


                             STOCK PERFORMANCE GRAPH

         The following graph compares the total cumulative stockholder return on the Company's Common Stock for the period July 9, 1999 (the date of the Company's IPO) through December 31, 1999 with the cumulative total return of (a) the Nasdaq Index and (b) and NCO Group, a company similar. The comparison assumes that $100 was invested on July 9, 1999 in the Company's Common Stock and in each of the comparison indices.

                Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                           M C M CAPITAL GROUP, INC.

                                  [LINE GRAPH]

              Produced on 10/18/2000 including data to 12/31/1999

                                     LEGEND

Symbol                   CRSP Total Returns Index for:           07/1999        12/1999
___________ [ ]          M C M CAPITAL GROUP, INC.               100.0           41.5

___  ___     *           Nasdaq Stock Market (US Companies)      100.0          145.4

- - - - - -  &           Self-Determined Peer Group              100.0           75.5

Companies in the Self-Determined Peer Group
      N C O GROUP INC


NOTES:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.

     D. The index level for all series was set to $100.0 on 07/09/1999.


Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

9984                                                   (c) Copyright 2000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 13, 2000, the Company closed a financing transaction in which the Company issued $10 million of its senior unsecured notes (the "Debt") to a major financial institution (the "Investor"). The principal amount of the Debt is guaranteed by Triarc Companies, Inc. ("Triarc"), subject to reduction under certain circumstances. However, no demand or claim may be made on the guaranty prior to July 12, 2001. Triarc indirectly owns approximately 9.3% of the outstanding Common Stock. In addition, Nelson Peltz, Peter W. May and Eric
D. Kogan, each of whom are directors of the Company and are officers and/or directors of Triarc, directly or indirectly own, in the aggregate, approximately 22.1% of the outstanding Common Stock. In consideration for the guaranty, the Company paid Triarc a fee of $200,000 and issued a warrant to Triarc for the purchase of up to 100,000 shares of Common Stock (subject to adjustment) at $0.01 per share at any time on or before January 12, 2005.

         The Company has entered into a facility with Bank of America, N.A., formerly NationsBank, N.A., for a revolving line of credit of up to $15 million that matures April 15, 2001. Some of the Company's directors, stockholders and affiliates have guaranteed this facility, including Messrs. May, Chandler, Peltz and Kogan, directors of the Company, the Chandler Family Limited Partnership, Triarc, Consolidated Press Holdings Limited, and Peter Stewart Nigel Frazer. Triarc also purchased a $15 million certificate of deposit from the Bank of America, N.A., which under the guaranties of the revolving credit borrowings is subject to set off under certain circumstances if the parties to these guaranties of the revolving credit borrowings and related agreements fail to perform their obligations thereunder.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE REQUIREMENTS

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities Exchange Commission (the "SEC"). Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal year 1999 its directors, officers, and greater than 10% beneficial owners complied with all applicable filing requirements.

                                 PROPOSAL NO. 2

                APPROVAL OF AMENDMENT TO MCM CAPITAL GROUP, INC.
                1999 EQUITY PARTICIPATION PLAN TO INCREASE SHARES
                            AVAILABLE UNDER THE PLAN

INTRODUCTION

         In 1999, as a part of the Company's ongoing program to provide senior management with incentives linked to corporate performance, the Board approved the 1999 Equity Participation Plan. The Plan is designed to provide senior management and key employees with stock based incentives which are intended to provide competitive long-term incentive opportunities and tie executive long-term financial gain to increases in the Company's stock price.

         In keeping with the Company's goals to attract and retain top management, and to provide an incentive to management to enhance stockholder value, the Board believes it is appropriate to amend the Plan, subject to approval of the Company's stockholders, to increase the number of shares of Common Stock available for grant under the Plan from 250,000 to 1,300,000. This increased amount would represent a total of approximately 14.6% of the outstanding shares of Common Stock assuming all of the additional shares approved under the plan were issued.

BRIEF DESCRIPTION OF THE PLAN

         The following brief description of the original Plan does not purport to be complete, and is subject to and qualified in its entirety to the text of the Plan, which is attached hereto as Appendix A.

         ELIGIBILITY

         The following persons are eligible to be granted options to purchase Common Stock under the Plan ("Optionee" or "Optionees"): (a) officers, directors, and employees of the Company and its subsidiaries and affiliates; and
(b) key consultants to the Company and its subsidiaries and affiliates.

         ADMINISTRATION

         The Board (the "Board") administers the Plan. No member of the Board is liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan. The Company pays all of the expenses of administering the Plan.

         AVAILABLE SECURITIES

         If Proposal 2 is approved, the aggregate number of shares available under the Plan will increase from 250,00 to 1,300,000 shares of Common Stock available under the Plan. The Company will not grant any employee options that relate to more than 125,000 shares of stock during any fiscal year of the Company. Stock subject to an option that terminates or expires without being exercised will again be available for grant under the Plan.

         EXERCISE PRICE OF OPTIONS

         The exercise price of any options granted under the Plan is determined by the Board, but may not be less than 50% of the fair market value of one share on the date of grant. As of October 23, 2000, the closing bid price on the Common Stock was $0.5625 as reported on the OTC Bulletin Board.

         TERMINATION OF OPTIONS

         Except as otherwise determined by the Board, an option will automatically terminate without notice at the earliest to occur of the following: (a) 10 years after the date of the grant, (b) any earlier lapse date or event occurrence as stated in the option agreement, and (c) termination of employment by, or services to, the Company and its subsidiaries if such termination is for cause or a result of the Optionee's breach of the employment or consulting agreement with the Company or any of its subsidiaries, as determined by the Board. Such determination by the Board will be final and conclusive. Except as otherwise determined by the Board, persons who receive options through will or descent may exercise their options no later than one year after the Optionee's date of death.

         TAX IMPLICATIONS

         For federal taxation purposes, there is no recognition of taxable income upon the grant of an option. Upon exercise of an option, the Optionee realizes ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, and the Company is entitled to take a deduction for the same amount. Upon disposition of shares, the stockholder realizes capital gain income if the amount realized on the sale exceeds the stockholder's basis in the shares. A capital loss is realized if the basis in the shares exceeds the amount realized. Basis is equal to the exercise price plus any income included as a result of exercising the option. There is no tax impact on the Company upon a stockholder's disposition of shares.

         When exercising an option, the Optionee must remit to the Company an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of the Equity Participation Plan. The Board may allow the tax withholding requirement to be satisfied by accepting from the Optionee unrestricted shares of the Company having a fair market value equivalent to the amount to be withheld or by withholding shares of stock from the shares issuable on exercise of the option.

         The Plan is not subject to the Employment Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code.

         ASSIGNMENT OF OPTION RIGHTS

         If provided in the option agreement, option rights may be transferred:
(a) pursuant to a domestic relations order; (b) to the Optionee's immediate family or a trust solely for the immediate family's benefit; (c) to a partnership or limited liability company, the partners or members of which are limited to the Optionee or his or her immediate family; or (d) any other person or entity authorized by the Board (collectively, "Permitted Transferees"). Otherwise, option rights may only by assigned or transferred by will or descent.

         Optionees must give the Board advance written notice describing the terms and conditions of a proposed transfer and must receive written notice from the Board that the transfer complies with the Equity Participation Plan. Optionees remain liable for any required withholding taxes when the Permitted Transferee exercises the option.

         MODIFICATION OR TERMINATION OF THE EQUITY PARTICIPATION PLAN

         The Board must obtain stockholder approval prior to modifying or terminating the Plan if such approval is required to comply with any tax or regulatory requirement. No modification or termination will adversely affect in any material way any option previously granted under the Plan, without the Optionee's written consent.

         USE OF FUNDS

         Funds received from the exercise of options are added to the Company's general funds and used for working capital purposes.

REQUIRED VOTE

           Approval of Proposal 2 requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the meeting. If Proposal 2 is approved, the amendment will become effective as of the date of the vote.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
             APPROVAL OF THE AMENDMENT TO THE PLAN TO INCREASE THE
      NUMBER OF SHARES AVAILABLE UNDER THE PLAN FROM 250,000 TO 1,300,000.

                                 PROPOSAL NO. 3

                APPROVAL OF AMENDMENT TO MCM CAPITAL GROUP, INC.
       1999 EQUITY PARTICIPATION PLAN TO INCREASE THE NUMBER OF OPTIONS TO
        PURCHASE COMMON STOCK WHICH MAY BE GRANTED TO ANY GIVEN EMPLOYEE
                DURING ANY FISCAL YEAR FROM 125,000 TO 500,000.

GENERAL

         At the Annual Meeting of Stockholders, the Company will seek stockholder approval of an amendment to the Company's Plan to increase the number of options to purchase Common Stock that may be granted to any given employee during any fiscal year from 125,000 to 500,000. The Company's Board has approved the amendment to the Plan and has directed that the amendment be submitted as a proposal for stockholder approval at the Annual Meeting.

         In keeping with the Company's goals to attract and retain top management, and to provide an incentive to management to enhance stockholder value, the Board believes it is appropriate to amend the Plan, subject to approval of the Company's stockholders, to increase the number of options to purchase Common Stock which may be granted to any given employee during any fiscal year from 125,000 to 500,000.

         For a brief description of the plan, see Proposal No. 2. For a complete description of the plan, please refer to Appendix A.

REQUIRED VOTE

         Approval of Proposal 3 requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the meeting. If Proposal 3 is approved, the amendment will become effective as of the date of the vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
           AMENDMENT TO THE PLAN TO INCREASE THE NUMBER OF OPTIONS TO
        PURCHASE COMMON STOCK WHICH MAY BE GRANTED TO ANY GIVEN EMPLOYEE
                 DURING ANY FISCAL YEAR FROM 125,000 TO 500,000.

                                 PROPOSAL NO. 4

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. Ernst & Young LLP began auditing the Company's financial statements with the fiscal year ended 1996.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such an appointment would be in the best interests of the Company and its stockholders.

         If less than a majority of the votes are voted in favor of ratification of the selection of Ernst & Young LLP as the company's independent auditors for 2000, the Board will reconsider its selection.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE
                    COMPANY'S INDEPENDENT AUDITORS FOR 2000.

                      STOCKHOLDER NOMINATIONS AND PROPOSALS

         The Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company:

         - in the case of the nomination of a director, not less than 90 nor more than 120 days prior to the anniversary date of the preceding year's annual meeting, if relating to an annual meeting, or 7 days after notice of the meeting is mailed to stockholders, if relating to a special meeting; and

         - in the case of a proposal for the transaction of other business, not less than 90 nor more than 120 days prior to the anniversary date of the preceding year's annual meeting, or if the annual meeting is called for a date that is not within 30 days of such anniversary date, not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting is mailed or public disclosure made, whichever first occurs.

         To properly bring a director nomination or other matter before the 2001 Annual Meeting of Stockholders, the nomination or proposal must be received by August 16, 2001. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices in San Diego, California.

         In addition to the foregoing, in accordance with the rules of the SEC, any proposal that a stockholder intends to present at the 2001 Annual Meeting of Stockholders must be received by the Company by August 16, 2001 to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                                  OTHER MATTERS

         The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed

Proxy.

                         1999 ANNUAL REPORT ON FORM 10-K

         The Company files annual reports on Form 10-K with the SEC. A copy of the annual report for the fiscal year ended December 31, 1999 (except for certain exhibits thereto) will be mailed with the Notice and Proxy Statement for Annual Meeting of Stockholders and may be obtained, free of charge, upon written request by any stockholder to MCM Capital Group, Inc., 5775 Roscoe Ct. San Diego, California, 92123, Attention: Stockholder Relations. Copies of all exhibits to the annual report are available upon a similar request, subject to payment of a charge to reimburse the Company for its expenses in supplying any exhibit.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Eric D. Kogan
                                            -----------------------------------
                                            Eric D. Kogan

                                            Chairman of the Board

           Dated: October 25, 2000

Appendix A

                             MCM CAPITAL GROUP, INC.
                         1999 EQUITY PARTICIPATION PLAN
                                     AMENDED

1.       PURPOSE

         The purpose of the 1999 Equity Participation Plan (the "Plan") of MCM Capital Group, Inc. (the "Company") is to promote the interests of the Company and its stockholders by (i) securing for the Company and its stockholders the benefits of the additional incentive inherent in owning stock of the Company by selected officers, directors, and employees of, and key consultants to, the Company and its subsidiaries and affiliates, as defined in Section 4 ("Eligible Participants"), and who are important to the success and growth of the business of the Company and its subsidiaries, and (ii) assisting the Company to secure and retain the services of such persons. The Plan provides for granting such persons options ("Options") for the purchase of shares of the Company's common stock, par value $0.01 per share (the "Shares").

2.       ADMINISTRATION

         The Plan shall be administered by the Board of Directors of the Company ("Board") or a committee or subcommittee of the Board as may be designated by the Board, upon the affirmative vote of at least two-thirds of the directors then in office, to administer the Plan (the "Committee"). If the Board appoints a Committee, the Committee will consist of at least two individuals, each of whom qualifies as (i) a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("1934 Act"), and (ii) an "outside director" under Code Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") and the regulations issued thereunder to the extent Rule 16b-3 and Code Section 162(m apply to the Company and the Plan; however, the fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any award that is otherwise validly made under the Plan. Reference to the Committee will refer to the Board if the Board does not appoint a Committee.

         The members of the Committee may be changed at any time and from time to time in the discretion of the Board. Subject to the limitations and conditions hereinafter set forth, the Committee shall have authority to grant Options hereunder, to determine the number of Shares for which each Option shall be granted and the Option price or prices and to determine any conditions pertaining to the exercise or to the vesting of each Option. The Committee shall have full power to construe and interpret the Plan and any Plan agreement executed pursuant to the Plan to establish and amend rules for its administration, and to establish in its discretion terms and conditions applicable to the exercise of Options. The determination of the Committee on all matters relating to the Plan or any Plan agreement shall be conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

3.       SHARES SUBJECT TO THE PLAN

         The Shares to be transferred or sold pursuant to the exercise of Options granted under the plan shall be authorized Shares, and may be issued Shares reacquired by the Company and held in its treasury or may be authorized but unissued Shares. Subject to the provisions of Section 11 hereof (relating to adjustments in the number and classes or series of Shares to be delivered pursuant to the Plan), the maximum aggregate number of Shares to be delivered on the exercise of Options shall be 1,300,000.

Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 11, the maximum number of Shares with respect to one or more Options that may be granted to any employee under the Plan during any fiscal year of the Company is 500,000.

         If an Option expires or terminates for any reason during the term of the Plan and prior to the exercise in full of such Option, the number of Shares previously subject to but not delivered under such Option shall be available for the grant of Options thereafter.

4.       ELIGIBILITY

         Options may be granted from time to time to selected Eligible Participants of the Company or any subsidiary or affiliate, as defined in this
Section 4. From time to time, the Committee shall designate those Eligible Participants who will be granted Options and in connection therewith, the number of Shares to be covered by each grant of Options. Persons granted Options are referred to hereinafter as "optionees." Nothing in the Plan or in any grant of Options pursuant to the Plan, shall confer on any person any right to continue in the employ of the Company or any of its subsidiaries or affiliates, nor in any way interfere with the right of the Company or any of its subsidiaries or affiliates to terminate the person's employment at any time.

         The term "subsidiary" shall mean, at the time of reference, any corporation organized or acquired (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of reference, each of the corporations (including the Company) other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term "affiliate" shall mean any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

                         PROVISIONS RELATING TO OPTIONS


5.       CHARACTER OF OPTIONS

         Options granted hereunder shall not be incentive stock Options as such term is defined in Section 422 of the Code. Options granted hereunder shall be "non-qualified" stock options subject to the provisions of Section 83 of the Code.

         If an Option granted under the Plan is exercised by an optionee, then, at the discretion of the Committee, the optionee may receive a replacement or reload Option hereunder to purchase a number of Shares equal to the number of Shares utilized to pay the exercise price and/or withholding taxes in the Option exercise, with an exercise price equal to the "fair market value" (as defined in Section 7 of the Plan) of a Share on the date such replacement or reload Option is granted, and, unless the Committee determines otherwise, with all other terms and conditions (including the date or dates of which the Option shall become exercisable and the term of the Option) identical to the terms and conditions of the Option with respect to which the reload Option is granted.

6.       STOCK OPTION AGREEMENT

         Each Option granted under the Plan shall be evidenced by a written stock option agreement, which shall be executed by the Company and by the person whom the Option is granted. The agreement shall contain such terms and provisions, not inconsistent with the Plan, as shall be determined by the Committee.

7.       OPTION EXERCISE PRICE

         The price per Share to be paid by the optionee on the date an Option is exercised as determined by the Committee shall not be less than 50 percent of the fair market value of one Share on the date the Option is granted.

         For purposes of this Plan, the "fair market value" as of any date in respect of any Shares shall mean the closing price per Share on such date. The closing price for such day shall be (a) as reported on the composite transactions tape for the principal exchange on which the Shares are listed or admitted to trading (the "Composite Tape"), or if the Shares are not reported on the Composite Tape or if the Composite Tape is not in use, the last reported sales price regular way on the principal national securities exchange on which such Shares shall be listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Shares have been traded during the 30 consecutive trading days commencing 45 trading days before such date), or, in either case, if there is no transaction on any such day, the average of the bid and asked prices regular way of such day, or (b) if such Shares are not listed on any national securities exchange, the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). If on any such date the Shares are not quoted by any such exchange or NASDAQ, the fair market value of the Shares on such date shall be determined by the Committee based upon the advice of the Company's independent auditors or other independent/disinterested third party appraiser selected by the Committee in its sole discretion, which determination by the Committee shall be binding and conclusive. In no event shall the fair market value of any share be less than its par value.

8.       OPTION TERM

         The period after which Options granted under the Plan may not be exercised shall be determined by the Committee with respect to each Option granted, but may not exceed ten years from the date on which the Option is granted, subject to the third paragraph of Section 9 hereof.

9.       EXERCISE OF OPTIONS

         The time or times at which or during which Options granted under the Plan may be exercised, and any conditions pertaining to such exercise or to the vesting in the optionee of the right to exercise Options, shall be determined by the Committee in its sole discretion. Subsequent to the grant of an Option which is not immediately exercisable in full, the Committee, at any time before complete termination of such Option, may accelerate or extend the time or times at which such Option may be exercised in whole or in part.

         Except as otherwise provided in this paragraph, no Option granted under the Plan shall be assignable or otherwise transferable by the optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution and an Option shall be exercisable during the optionee's lifetime only by the optionee. The Committee may in the applicable Option agreement or at any time thereafter in an amendment to an Option agreement provide that Options granted hereunder may be transferred with or without consideration by the optionee, subject to such rules as the Committee may adopt to preserve the purposes of the Plan, (i) pursuant to a domestic relations order, or (ii) to one or more of:

         (x) the optionee's spouse, children, or grandchildren (including adopted children, stepchildren, and grandchildren) (collectively, the "Immediate Family");

         (y) a trust solely for the benefit of the optionee and/or his or her Immediate Family;

         (z) a partnership or limited liability company, the partners or members of which are limited to the optionee and his or her Immediate Family, or

         (zz)     any other person or entity authorized by the Committee.

         (each transferee is hereafter referred to as a "Permitted Transferee"); provided, however, that the optionee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the optionee in writing that such a transfer would comply with the requirements of the Plan, any applicable Option agreement and any amendments thereto.

The terms and conditions of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an Option agreement or any amendment thereto an optionee or grantee shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement is necessary or appropriate; (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the optionee under the Plan or otherwise; and (d) the events of termination of employment by, or services to, the Company under clause (b) of the third paragraph of Section 9 hereof shall continue to be applied with respect to the original optionee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in Section 9.

         Except as otherwise determined by the Committee at the time of grant or thereafter, the unexercised portion of any Option granted under the Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

         (a) the expiration of the period of time determined by the Committee upon the grant of such Option; provided that in no event shall such period exceed ten years from the date on which such Option was granted;

         (b) the termination of the Optionee's employment by, or services to, the Company and its subsidiaries if such termination constitutes or is attributable to a breach by the optionee of an employment or consulting agreement with the Company or any of its subsidiaries, or if the optionee is discharged or if his or her services are terminated for cause; or

         (c) the expiration of such period of time or the occurrence of such event or events as the Committee in its discretion may provide upon the granting thereof.

         The Committee shall have the right to determine what constitutes cause for discharge or termination of services, whether the optionee has been discharged or his or her services terminated for cause and the date of such discharge or termination of services, and such determination of the Committee shall be final and conclusive.

         Except as otherwise provided by the Committee at the time of grant or thereafter, in the event of the death of an optionee, Options exercisable by the optionee at the time of his or her death may be exercised within one year thereafter by the person or persons to whom the optionee's rights under the

Options shall pass by will or by the applicable law of descent and distribution. However, in no event may any Option be exercised by anyone after the earlier of
(a) the final date upon which the optionee could have exercised it had the optionee continued in the employment of the Company or its subsidiaries to such date, or (b) one year after the optionee's death.

         An Option may be exercised only by a notice in writing complying in all respects with the applicable stock option agreement. Such notice may instruct the Company to deliver Shares due upon the exercise of the Option to any registered broker or dealer approved by the Company (an "approved broker") in lieu of delivery to the optionee. Such instructions shall designate the account into which the Shares are to be deposited. The optionee may tender such notice, properly executed by the optionee, together with the aforementioned delivery instructions, to an approved broker. The purchase price of the Shares as to which an Option is exercised shall be paid in cash or by check, except that the Committee may, in its discretion, allow such payment to be made by surrender of unrestricted Shares that have been held by the Optionee for at least six months (at their fair market value on the date of exercise), or by a combination of cash, check and unrestricted Shares.

         Payment in accordance with this Section 9 may be deemed to be satisfied, if and to the extent provided in the applicable option agreement, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Shares acquired upon exercise to pay for all of the Shares acquired upon exercise and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be made at the optionee's direction at the time of exercise, provided that the Committee may require the optionee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the grantee incurring any liability under Section 16 of the 1934 Act, and does not require the consent, clearance or approval of any governmental or regulatory body (including any securities exchange or similar self-regulatory organization).

         Wherever in this Plan or any option agreement an optionee is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the optionee may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option (or if the Option is paid in cash, cash in an amount equal to the fair market value of such shares on the date of exercise).

         The obligation of the Company to deliver Shares upon such exercise shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed appropriate by the Committee, including, among others, such steps as counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. Such obligation shall also be subject to the condition that the Shares reserved for issuance upon the exercise of Options granted under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

                               GENERAL PROVISIONS

10.      STOCKHOLDER RIGHTS

         No optionee shall have any of the rights of a stockholder with respect to any Shares unless and until he or she has exercised his or her Option with respect to such Shares and has paid the full purchase price therefor.

11.      CHANGES IN SHARES

         In the event of (i) any split, reverse split, combination of shares, reclassification, recapitalization or similar event which involves, affects or is made with regard to any class or series of Shares which may be delivered pursuant to the Plan ("Plan Shares"), (ii) any dividend or distribution on Plan Shares payable in Shares, or (iii) a merger, consolidation or other reorganization as a result of which Plan Shares shall be increased, reduced or otherwise changed or affected, then in each such event the Committee shall, to the extent it deems it to be consistent with such event and necessary or equitable to carry out the purposes of the Plan, appropriately adjust (a) the maximum number of Shares and the classes of series of such Shares which may be delivered pursuant to the Plan, (b) the number of Shares and the classes or series of Shares subject to outstanding Options, (c) the Option price per Share subject to outstanding Options, and (d) any other provisions of the Plan, provided, however, that (i) any adjustments made in accordance with clauses (b) and (c) shall make any such outstanding Option as nearly as practicable, equivalent to such Option immediately prior to such change and (ii) no such adjustment shall give any optionee additional benefits under any outstanding Option.

12.        REORGANIZATION

           In the event that the Company is merged or consolidated with another corporation, or in the event that all or substantially all of the assets of the Company are acquired by another corporation, or in the event of a reorganization or liquidation of the Company (each such event being hereinafter referred to as a "Reorganization Event") or in the event that the Board shall propose that the Company enter into a Reorganization Event, then the Committee may in its discretion take any or all of the following actions: (i) by written notice to each optionee, provide that his or her Options will be terminated unless exercised within thirty days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice (without acceleration of the exercisability of such Options); and (ii) advance the date or dates upon which any or all outstanding Options shall be exercisable.

         Whenever deemed appropriate by the Committee, any action referred to in subparagraph (i) above may be made conditional upon the consummation of the applicable Reorganization Event. The provisions of this Section 12 shall apply notwithstanding any other provision of the Plan.

13.      WITHHOLDING TAXES

         Whenever Shares are to be delivered under the Plan pursuant to an award, the Committee may require as a condition of delivery that the optionee or grantee remit an amount sufficient to satisfy all federal, state and other governmental holding tax requirements related thereto. Whenever cash is to be paid under the Plan, the Company may, as a condition of its payment, deduct therefrom, or from any salary or other payments due to the optionee, an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto or to the delivery of any Shares under the Plan. Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Option to a Permitted Transferee pursuant to Section 9 of the Plan, the optionee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Option by the Permitted Transferee.

         Without limiting the generality of the foregoing, (i) the Committee may permit an optionee to satisfy all or part of the foregoing withholding requirements by delivery of unrestricted Shares owned by the optionee for at least six months (or such other period as the Committee may determine) having a fair market value (determined as of the date of such delivery by the optionee) equal to all or part of the amount to be so withheld, provided that the Committee may require, as a condition of accepting any such delivery, the optionee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the optionee incurring any liability under Section 16(b) of the 1934 Act; and

(ii) the Committee may permit any such delivery to be made by withholding Shares from the Shares otherwise issuable pursuant to the award giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date such award was exercised); provided that such withholding shall be based on the minimum statutory withholding rates for federal and state purposes, including payroll taxes, that are applicable to such supplemental taxable income.

14.      AMENDMENT AND DISCONTINUANCE

         The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation, or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan; and provided further that any such amendment, alteration, suspension, discontinuance, or termination that would impair the rights of any optionee or any holder or beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of the affected optionee, holder, or beneficiary.

15.      APPLICABLE LAWS

         The obligation of the Company to deliver Shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be deemed appropriate by the Committee, including, among others, such steps as counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. Such obligation shall also be subject to the condition that the Shares reserved for issuance upon the exercise of Options granted under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

16.      GOVERNING LAWS

         The Plan shall be applied and construed in accordance with and governed by the law of the State of Delaware, to the extent such law is not superseded by or inconsistent with Federal law.

17.      EFFECTIVE DATE AND DURATION OF PLAN

         The Plan has been approved by the stockholders of the Company as of June 21, 1999, and shall become effective upon the closing (the "Closing") of the initial public offering of the Company's Shares pursuant to Registration Statement No. 333-77483 filed with the Securities and Exchange Commission. The term during which Options may be granted under the Plan shall expire on the tenth anniversary of the Closing.

18.      AMENDMENTS TO AGREEMENTS

         Notwithstanding any other provision of the Plan, the Committee may amend the terms of any agreement entered into in connection with any award granted pursuant to the Plan, provided that the terms of such amendment are not inconsistent with the terms of the Plan.

                             MCM CAPITAL GROUP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MCM CAPITAL GROUP, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

                  The undersigned stockholder(s) of MCM CAPITAL GROUP, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice and Proxy Statement for the Annual Meeting of Stockholders dated October 30, 2000, and hereby appoint(s) Carl C. Gregory III or J. Brandon Black, and each of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at the offices of Squire, Sanders & Dempsey L.L.P., 350 Park Avenue, New York, New York 10022, on December 14, 2000 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, and to vote all shares of Common Stock held by the undersigned, with all powers that the undersigned would possess if personally present, on each of the matters referred to below.

                    [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

         This proxy revokes any and all other proxies heretofore given by the undersigned.

1.       PROPOSAL NO. 1: Election of Directors

           Nominees:

           Carl C. Gregory, III        Eric D. Kogan             Peter W. May

           James D. Packer             Nelson Peltz              Robert M. Whyte

                      [__] FOR                        [__] WITHHELD

                [__]____________________________________________

                     For all nominees except as noted above

2. PROPOSAL NO. 2: To adopt the Amendment to the 1999 Equity Participation Plan to increase the number of shares of Common Stock available for grant under the plan from 250,000 to 1,300,000.



              [__]  FOR                 [__]  AGAINST           [__]  ABSTAIN

3. PROPOSAL NO. 3: To adopt the Amendment to the 1999 Equity Participation Plan to increase the number of options to purchase common stock which may be granted to any given employee during any fiscal year from 125,000 to 500,000.



              [__]  FOR                 [__]  AGAINST           [__]  ABSTAIN

4. PROPOSAL NO. 4: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.



              [__]  FOR                 [__]  AGAINST           [__]  ABSTAIN


                  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTLY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4. IT WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER OF BUSINESS PROPERLY COMING BEFORE THE MEETING. IN THE EVENT THAT ANY NOMINEE FOR DIRECTOR IS UNABLE OR DECLINES TO SERVE AS A DIRECTOR, THIS PROXY WILL BE VOTED FOR ANY NOMINEE WHO SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS.

         Dated: _________ ___, 2000     Stockholder Name:_______________________


                                        Please print or type your name in the
                                        space above as it appears on your stock
                                        certificate. When shares are held in
                                        common or in joint tenancy, both should
                                        sign. When signing as an attorney,
                                        executor, administrator, trustee,
                                        guardian or in a fiduciary capacity,
                                        please give full title as such. If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized person. If a partnership,
                                        please sign in partnership name by an
                                        authorized person.

                                        Signatures:

                                        ________________________________________

                                        ________________________________________

                                        ________________________________________



         Please return by promptly marking, signing, dating and returning proxy to the corporate offices of

                             MCM CAPITAL GROUP, INC.
                                 5775 Roscoe Ct.
                           San Diego, California 92123

         Or by faxing the same to: (858) 309-6961; Attention: Secretary

         I will _______ Will not __________ attend the Meeting.



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